Exhibit 99.1

FOR IMMEDIATE RELEASE
China Valves Technology, Inc.	CCG Investor Relations
Ray Chen, VP of Investor Relations	Crocker Coulson, President
Tel: +1-650-281-8375	Tel: +1-646-213-1915
+86-13925279478	E-mail: crocker.coulson@ccgir.com
E-mail: raychen@cvalve.net	http://www.ccgirasia.com
http://www.cvalve.com

China Valves Technology, Inc. Acquires Valve Lock
Manufacturing Company

KAIFENG, China, Aug. 18 /PRNewswire-Asia-FirstCall/ -- China Valves Technology, Inc. (OTC Bulletin Board: CVVZ - News; "China Valves" or the "Company"), a leading metal valve manufacturer with operations in the People's Republic of China (the "PRC"), today announced that its has acquired 100% equity ownership of Yangzhou Rock Valve Lock Technology Co., Ltd. ("Yangzhou Rock") for $7.3 million in cash.

Formed in July 2006 and located in Yangzhou, Jiangsu Province, the PRC, Yangzhou Rock designs, manufactures and distributes interlock valves, valve lock devices, magnetic lock valves, and mechanical interlock machines that are widely used by manufacturing companies in the petrochemical, chemical, natural gas, thermal power station and metallurgy industries, including SINOPEC and some of its subsidiaries. Interlock valves and machines are primarily used to eliminate human errors during operation by ensuring that potentially hazardous valve operations are performed in the correct sequence.

Yangzhou Rock's annual designed production capacity is 15,000 units of mechanical interlock machines using a production facility of over 10,000 square meters (approximately 108,000 square feet) equipped with advanced Computer Numerical Controlled, or CNC, equipment. Yangzhou Rock is the only manufacturer that is able to produce interlock valves and machines using proprietary technologies, and the products have higher than the average gross margin of China Valves' existing products. China Valves expects to utilize Yangzhou Rock's distribution channels and customer base after the acquisition.

In consideration of 100% equity interest in Yangzhou Rock, China Valve will pay $7.3 million in cash and expects the acquisition to close before the end of August, 2009. The acquisition will also include all patents that were applied by Yangzhou Rock before July 31, 2009, including a patent for a 90 degree rotating valve lock device, a patent for a key management control device and a patent for a type of mechanical valve interlock. Yangzhou Rock has limited working capital requirements and China Valves expects its acquisition of Yangzhou Rock to add approximately $2.9 million in revenue and $1.0 million in net income to the Company for 2009 and approximately $8.6 million in revenue and $3.0 million in net income for 2010. After the acquisition, Yangzhou Rock will cease to exist and will instead become a wholly-owned subsidiary of China Valves. However, China Valves will keep the name and brand of Yangzhou Rock.

"We are pleased to complete the acquisition of this interlock valve and mechanical interlock system manufacturing company at what we believe is an attractive valuation. This acquisition complements our product lines, which diversifies our revenue stream, improves our competitive position and facilitates our penetration into the high-end segment of prominent end-user markets, especially the petrochemical and metallurgy industries," commented Mr. Siping Fang, Chairman and Chief Executive Officer of China Valves. "Yangzhou Rock high margin product offerings should serve to enhance our profitability in the future."

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., and Tai Zhou Tai De Valve Co., Ltd. is engaged in development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China's valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products by extensive research and development and owns a number of patents. It enjoys significant domestic market shares and exports to Asia and Europe. For more information, visit http://www.cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, anticipated financial performance of acquisitions, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise. This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company's stock. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.